Exhibit 10.1

SIENNA BIOPHARMACEUTICALS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

(AS AMENDED AND RESTATED EFFECTIVE MAY 30, 2019)

This Sienna Biopharmaceuticals, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2017 Incentive Award Plan (the “Plan”) and became effective upon the closing of the Company’s initial public offering of its common stock (the “IPO”), and further amended and restated effective as of May 30, 2019. The Equity Compensation portion of this Program is intended to constitute the Non-Employee Director Equity Compensation Program contemplated by Section 4.6 of the Plan. Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan.

Cash Compensation

Effective upon the IPO, annual retainers will be paid in the following amounts to Non-Employee Directors:

Non-Employee Director:	$35,000
Non-Executive Chair:	$30,000
Chair of Audit Committee:	$15,000
Chair of Compensation Committee:	$12,500
Chair of Nominating and Corporate Governance Committee:	$7,500
Audit Committee Member (other than Chair):	$7,500
Compensation Committee Member (other than Chair):	$6,250
Nominating and Corporate Governance Committee Member (other than Chair):	$3,750

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than thirty (30) days after the end of such quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Equity Compensation

Initial Stock Option Grant:	Each Non-Employee Director who is initially elected or appointed to serve on the Board after the IPO shall be granted an Option to purchase 50,000 shares of Common Stock under the Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Initial Option”).

The Initial Option will be automatically granted on the date on which such Non-Employee Director commences service on the Board, and will vest as to 1/36th of the shares subject thereto on each monthly anniversary of the applicable date of grant such that the shares subject to the Initial Option are fully vested on the third anniversary of the grant, subject to the Non-Employee Director continuing in service on the Board through each vesting date.

Annual Stock Option Grant:

Each Non-Employee Director who is serving on the Board as of the date of each annual shareholder meeting of the Company (each, an “Annual Meeting”) shall be granted an Option to purchase 25,000 shares of Common Stock under the Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Annual Option”).

The Annual Option will be automatically granted on the date of the applicable Annual Meeting, and will vest as to 1/12th of the shares subject thereto on each monthly anniversary of the applicable date of grant such that the shares subject to the Annual Option are fully vested on the first anniversary of the grant, subject to the Non-Employee Director continuing in service on the Board through such vesting date.

The per share exercise price of each Option granted to a Non-Employee Director shall equal the Fair Market Value (as defined in the Plan) of a share of common stock on the date the Option is granted.

The term of each Option granted to a Non-Employee Director shall be ten (10) years from the date the Option is granted.

No portion of an Initial Option or Annual Option which is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board shall become vested and exercisable thereafter.

Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their service with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Option, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from service with the Company and any parent or subsidiary of the Company, Annual Options as described above.

Change in Control

Upon a Change in Control of the Company, all outstanding equity awards granted under the Plan or any other equity incentive plan maintained by the Company that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s Award Agreement.

Reimbursements

The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

Miscellaneous

The other provisions of the Plan shall apply to the Options granted automatically pursuant to this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of Options hereby are subject in all respect to the terms of such Plan. The grant of any Option under this Program shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.

Effectiveness, Amendment, Modification and Termination

This Program shall become effective upon the consummation of the IPO. This Program may be amended, modified or terminated by the Board in the future at its sole discretion. No Non-Employee Director shall have any rights hereunder, except with respect to an Option granted pursuant to the Program.